EXHIBIT 99.1

For Immediate Release
January 25, 2008
Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports Fourth Quarter and Full Year 2007 Results

LONGVIEW, Wash., Jan. 25, 2008/PRNewswire/ --

Flash Results Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

		Three Months Ended		Twelve Months Ended

	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006

Net Interest Income	$5,390	$6,256	$5,673	$22,355	$22,375
Net Income (Loss)	($3,141)	$1,245	$1,276	$86	$4,759
Diluted EPS	($0.62)	$0.24	$0.25	$0.02	$0.93
Total Period End Loans				$397,325	$358,390
Total Period End Deposits				$441,179	$399,450

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported a net loss of $3,141,000 or ($0.62) per diluted share for the fourth quarter of 2007, compared with net income of $1,245,000, or $0.24 per diluted share, during the same period of 2006. Net income for the year was $86,000, or $0.02, compared with $4,759,000, or $0.93 per diluted share, for the year 2006.

The Company recorded a provision for credit losses of $6.8 million in the fourth quarter of 2007. This fourth quarter provision equated to $0.85 per diluted share (after-tax) compared with $0.09 per share provision expense for the third quarter of 2007 and $0.15 per share for the fourth quarter of 2006. The Company recorded net loan charge-offs of $6.9 million in the current quarter, primarily related to residential land acquisition and development loans. As of December 31, 2007, the Company’s capital level remained significantly above the minimum to be classified as “well-capitalized” under regulatory requirements.

Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank, commented, “The real estate market in the Pacific Northwest has recently shown signs of deterioration, particularly in the Portland, Oregon and Vancouver, Washington markets. Based on the recent weaknesses evident in our local real estate markets, we have taken a conservative approach to evaluating the underlying collateral of our entire loan portfolio.”

Total loans were $397.3 million at December 31, 2007, compared with $358.4 million a year ago and $398.8 million at September 30, 2007. Average loans in the fourth quarter of 2007 increased 8% on an annualized basis over average loans in the third quarter of 2007. Average loans for 2007 were 20% higher than average loans in 2006.

At December 31, 2007, non-performing loans as a percentage of total loans were 2.72%, compared with 3.06% at September 30, 2007 and 0.32% at December 31, 2006. Subsequent to year-end, on January 25, 2008, one non-accrual loan totaling $2.5 million was sold without additional loss, reducing non-performing loans as a percentage of total loans to 2.10% on a pro forma basis at December 31, 2007. The Company had two large non-accrual loans totaling $11.9 million at September 30, 2007. One loan was partially charged-off and remained on non-accrual status, and a $2.5 million portion of the second loan was foreclosed on and moved to other real estate owned after recording a $250,000 charge-off. The new loans placed on nonaccrual in the fourth quarter of 2007 primarily related to two real estate collateral dependent loans totaling $4.0 million after charge-offs to bring carrying values in line with current appraisals and management’s assessment of collectible amounts.

Non-performing assets totaled $13.1 million at December 31, 2007 compared with $12.2 million at September 30, 2007 and $1.8 million at the end of 2006. As a percentage of total assets, non-performing assets were 2.54% at year-end 2007, compared with 2.37% at September 30, 2007 and 0.38% at year-end 2006.

“We are closely watching our construction and land development loans and recently performed an extensive review of the entire commercial real estate portfolio. Our management team has a significant amount of experience dealing with this sector of our business through all business cycles,“ stated Ernie D. Ballou, Vice President and Chief Credit Administrator. At December 31, 2007, approximately 24% of the Company’s total loans were construction and land development loans. The Company did not have any past due loans in its one-to-four family residential portfolio at the end of 2007. Mr. Ballou went on to say, “We have experienced a significant decline in property values within certain of our lending markets. We believe the actions taken will adequately address our current credit concerns and expect no significant amount of additional losses from the existing non-accrual loans.”

The Company’s net interest margin was 4.74% in the fourth quarter of 2007, compared with 5.97% in the same quarter last year and 5.01% in the third quarter of 2007. The decline in the fourth quarter 2007 net interest margin related to several factors, including recent Federal Reserve rate cuts, competitive loan and deposit pricing, interest reversals on new nonaccrual loans, as well as a higher level of non-accrual loans. The Company estimates the reduction in the fourth quarter 2007 net interest margin due to interest income reversals of $158,000 was 14 basis points. The average rate paid on interest bearing liabilities in the fourth quarter of 2007 decreased ten basis points to 4.21%, compared with 4.31% in the third quarter of 2007 and 3.90% in the fourth quarter of 2006.

The provision for credit losses was $6,800,000 in the fourth quarter of 2007, compared with $1,150,000 in the fourth quarter of 2006 and $725,000 in the third quarter of 2007. Net charge-offs of $6,910,000 and $6,635,000 were recorded for the three and twelve-month periods ended December 31, 2007, respectively, compared with net charge-offs of $1,808,000 and $2,483,000 for the three and twelve-month periods of 2006. The allowance for loan losses was 1.46% as a percentage of loans outstanding at December 31, 2007, compared with 1.25% at December 31, 2006 and 1.46% at September 30, 2007. Management believes the allowance for loan losses is at an appropriate level based upon their evaluation and analysis of portfolio credit quality and prevailing economic conditions. The allowance for loan losses represented 54% of non-performing loans at year-end 2007.

Non-interest income in the fourth quarter of 2007 was $737,000, compared with $806,000 in the fourth quarter of 2006. The fourth quarter of 2007 included losses on securities transactions of $265,000. Excluding securities transactions, non-interest income increased $196,000 in the fourth quarter of 2007 over the comparable 2006 quarter. The increase was primarily related to revenues from the Company’s international trade department.

Non-interest expenses in the fourth quarter of 2007 were $4.3 million, up slightly from the fourth quarter of 2006. Included in the fourth quarter 2007 and 2006 results were non-cash credits of $173,000 and $120,000, respectively, for the ineffective portion of the Company’s cash flow hedges. Excluding the amounts related to hedge ineffectiveness from the fourth quarter of 2006 and 2007 and third quarter of 2007, expenses were higher in the fourth quarter of 2007 primarily due to costs associated with recruiting additional lenders, FDIC deposit insurance assessments incurred as carry forward assessment credits were fully utilized, and the establishment of a valuation reserve on interest receivable related to a nonperforming USDA guaranteed loan acquired in the fourth quarter of 2005 with Asia-Europe-Americas Bank.

The Company’s hedges provide a floor or fixed rate yields ranging from 7.50% to 7.76% on $125 million of variable rate loans compared with the current prime rate of 6.50% . To the extent the Company’s hedges are ineffective in hedging interest income cash flows from variable rate loans, the ineffectiveness is recognized in the income statement and included in non-interest expenses. The fair value of the Company’s interest rate contracts increased substantially as of the end of the fourth quarter of 2007 to $4.3 million. The Company has recorded cumulative unrealized gains, net of taxes, of $2.4 million as other comprehensive income included in stockholders’ equity as of December 31, 2007.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2007, and other filings with the SEC. We make forward-looking statements in this release related to the anticipated amount of losses on non-accrual loans, adequacy of our loan loss reserve and the timing of resolution of non-accrual loans.

INCOME STATEMENT		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Interest income	$9,070	$9,080	$9,364	$36,226	$31,638
Interest expense	3,680	2,824	3,691	13,871	9,263

Net interest income	5,390	6,256	5,673	22,355	22,375
Provision for credit losses	6,800	1,150	725	7,800	2,640

Net interest income after provision
for credit losses	(1,410)	5,106	4,948	14,555	19,735
Non-interest income
Service charges on deposit accounts	175	177	171	683	695
Fiduciary income	163	175	165	692	602
International trade fees	219	42	146	644	127
Increase in cash surrender value of bank
owned life insurance	155	128	142	570	516
Net loss on sale of investment securities	(265)	-	-	(265)	(348)
Other income	290	284	286	1,138	1,233

Total non-interest income	737	806	910	3,462	2,825
Non-interest expense
Salaries and employee benefits	2,182	2,251	2,391	9,488	8,567
Net occupancy and equipment expense	596	528	592	2,280	2,110
Data and communication	241	264	248	959	877
Professional fees	354	450	454	1,579	1,131
Foreclosed asset expense	25	-	-	447	(36)
Equity in limited partnerships (gains)losses	47	92	(77)	56	195
Interest rate contracts valuation adjustment	(173)	(120)	(245)	215	(5)
Other expenses	1,071	796	829	3,697	3,260

Total non-interest expense	4,343	4,261	4,192	18,721	16,099

Income (loss) before provision for income taxes	(5,016)	1,651	1,666	(704)	6,461
Provision (benefit) for income taxes	(1,875)	406	390	(790)	1,702

Net income (loss)	$(3,141)	$1,245	$1,276	$86	$4,759

Earnings (loss) per share:
Basic	$(0.62)	$0.25	$0.26	$0.02	$0.98

Diluted	$(0.62)	$0.24	$0.25	$0.02	$0.93

Weighted average shares outstanding:
Basic	5,048,102	4,885,247	4,995,073	4,972,498	4,845,892
Diluted	5,176,350	5,141,564	5,161,696	5,175,526	5,098,334
Shares outstanding at period end	5,054,437	4,889,323	5,047,325	5,054,437	4,889,323
Efficiency ratio (1)	70.9%	60.3%	63.7%	72.5%	63.9%
Number of full-time equivalent employees				146	135
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
SELECTED AVERAGES	2007	2006	2007	2007	2006

Average loans	$400,979	$357,696	$393,133	$383,477	$319,577
Average interest-earning assets	462,604	424,505	459,347	446,337	384,251
Total average assets	507,745	465,119	502,056	489,141	422,133
Average deposits	429,657	394,604	428,724	415,301	354,958
Average interest-bearing liabilities	346,464	289,777	340,080	329,344	266,891
Average equity	56,757	50,533	54,457	53,932	47,642

	December 31,	December 31,	September 30,
SELECTED BALANCE SHEET ACCOUNTS	2007	2006	2007

Total assets	$514,431	$468,395	$517,026
Securities available for sale	51,578	57,688	57,345
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	41,599	39,238	42,599
Multifamily	9,937	11,311	11,248
Construction	97,447	98,278	95,566
Commercial real estate	146,348	127,026	148,111

Total real estate	295,331	275,853	297,524

Commercial and industrial	99,264	80,164	98,532
Consumer and other	3,924	3,451	3,705

	398,519	359,468	399,761
Deferred loan fees	(1,194)	(1,078)	(920)

Loans, net of deferred loan fees	397,325	358,390	398,841
Goodwill and other intangibles	1,833	1,938	1,859
Deposits:
Non-interest-bearing demand	91,662	107,943	107,361
Savings and interest-bearing demand	122,450	95,861	121,990
Certificates of deposits	227,067	195,646	212,436

Total deposits	441,179	399,450	441,787
Borrowings	1,179	738	1,152
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	55,791	50,725	56,856

Book value per share	$11.04	$10.37	$11.26
Tangible book value per share	$10.68	$9.98	$10.90
Tier 1 leverage capital ratio (Q4-07 estimated)	13.49%	13.14%	13.30%

		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
RATIOS ANNUALIZED	2007	2006	2007	2007	2006

Return on average assets	-2.45%	1.05%	1.01%	0.02%	1.13%
Return on average equity	-21.96%	9.63%	9.30%	0.16%	9.99%
Return on average tangible equity	-22.70%	10.01%	9.63%	0.17%	10.34%
Average equity/average assets	11.18%	10.86%	10.85%	11.03%	11.29%
Yield on interest-earning assets (TE)	7.90%	8.63%	8.20%	8.23%	8.31%
Rate on interest-bearing liabilities	4.21%	3.90%	4.31%	4.21%	3.47%
Net interest spread (TE)	3.69%	4.73%	3.89%	4.02%	4.84%
Net interest margin (TE)	4.74%	5.97%	5.01%	5.12%	5.90%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.
	Quarter Ending		Twelve Months Ending

	December 31,	December 31,	December 31,	December 31,
ALLOWANCE FOR CREDIT LOSSES	2007	2006	2007	2006

Balance at beginning of period	$6,100	$5,483	$4,825	$4,668
Provision for credit losses	6,800	1,150	7,800	2,640
Recoveries	41	15	435	308
Charge-offs	(6,951)	(1,823)	(7,070)	(2,791)

Balance at end of period	$5,990	$4,825	$5,990	$4,825

Components
Allowance for loan losses			$5,801	$4,481
Liability for unfunded credit commitments			189	344

Total allowance for credit losses			$5,990	$4,825

Allowance for loan losses/total loans			1.46%	1.25%
Allowance for credit losses/total loans			1.51%	1.35%
Allowance for loan losses/non-performing loans			54%	394%
Allowance for credit losses/non-performing loans			55%	424%

		December 31,	December 31,	September 30,
NON-PERFORMING ASSETS		2007	2006	2007

Non-accrual loans		$10,827	$1,137	$12,220
Other real estate owned and other foreclosed assets		2,250	622	14

Total non-performing assets		$13,077	$1,759	$12,234

Total non-performing loans to total loans		2.72%	0.32%	3.06%

Total non-performing assets/total assets		2.54%	0.38%	2.37%